Exhibit 99.1

ECC CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2005 RESULTS

IRVINE, CA, May 12, 2005 – ECC Capital Corporation (NYSE: ECR), a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgage loans, today announced financial results for the first quarter ended March 31, 2005.

Financial and Operational Highlights

•	Successfully completed initial public offering and reorganization into a REIT

•	Invested loan portfolio grew to $1.8 billion; total mortgage assets grew to $2.6 billion

•	Completed first securitization, selling $1.6 billion in mortgage-backed securities

•	Loan originations in first quarter totaled $2.25 billion compared to $2.56 billion in the fourth quarter of 2004 and $1.58 billion in the first quarter of 2004

•	Expanded retail origination platform and geographic reach with the recent addition of 2 new retail branches and reached agreement to acquire 5 additional branches

“We’ve completed our first quarter as a mortgage REIT,” said Shabi Asghar, President and Co-Chief Executive Officer of ECC Capital Corporation. “With the recent IPO and closing of our first securitization we are leveraging our new equity to build our portfolio of mortgage loans. We’re on-track to hit our leverage targets late in the third quarter and remain excited about prospects for the Company during the remainder of 2005.”

FINANCIAL RESULTS

Net Income

ECC Capital reported a net loss for the first quarter of 2005 of $2.7 million, or $0.04 per diluted share. Core net loss for the first quarter of 2005 was $8.2 million, or $0.13 per diluted share. Diluted net loss and core net loss per share are based upon weighted average outstanding shares of 69.6 million. ECC Capital completed its initial public offering on February 18, 2005 and at March 31, 2005, the Company had approximately 97.5 million shares of common stock issued and outstanding.

ECC Capital reports core financial metrics, including core net income and core earnings per share (diluted), which are non-GAAP financial metrics. Core earnings exclude the unrealized gains and losses on ECC Capital’s derivative instruments and residual interests in securitizations. ECC Capital does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the unrealized gains and losses on the derivative instruments are recorded as income, even though the cash flows the derivatives are economically hedging will not be received until sometime in the future. In addition, ECC Capital accounts for the majority of its investment in residual interests in securitizations as a

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

ECC Capital Corporation

trading asset and the unrealized gains and losses on the residual interests accounted for in this manner are recorded through the income statement. By excluding from net income/loss the effects of unrealized gains and losses on derivative instruments and residual interests, management believes that core earnings can provide a useful measure of ECC Capital’s operating performance because core earnings highlight that portion of our reported earnings that is more likely to be ongoing in nature.

The following is a reconciliation of core loss to net loss reported in accordance with accounting principles generally accepted in the United States (dollars in thousands, except share and per share data):

Core net loss:
Net loss	$(2,698)

Less:
Unrealized gains and losses on derivative transactions	(8,873)
Mark-to-market on residual securities	3,371

Total unrealized gains (losses)	(5,502)

Core net loss	$(8,200)

Loss per share – diluted (1)	$(0.04)
Core loss per share – diluted (1)	$(0.13)

Basic average common shares outstanding	61,469
Diluted average common shares outstanding	69,580

(1) Diluted loss per share and core loss per share are based upon basic average common shares outstanding, as the effect of using diluted average common shares outstanding would be anti-dilutive (i.e., reduce the loss per share).

Prior to the first quarter of 2005, ECC Capital’s principal source of net income was gain on sale of loans as the Company sold substantially all of its loan production. In the first quarter of 2005, ECC Capital retained for investment most of its loan production and its principal source of net income became the net interest spread earned on its loan portfolio. For the three months ended March 31, 2005, the increased net interest spread earned on the Company’s growing asset base was not sufficient to offset the loss of revenue resulting from lower loans sales, and ECC Capital reported a core net loss for the quarter. In addition, short-term interest rates increased throughout the quarter increasing the value of derivatives, which offset a majority of the core loss. The following table illustrates the change in the composition of ECC Capital’s results of operations (dollars in thousands):

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ECC Capital Corporation

	Three months ended
	March 31, 2005	December 31, 2004	March 31, 2004
Net interest income	$12,168	$9,958	$5,097
Provision for loan losses	(2,500)	—	—
Gain on sale of loans	6,525	29,880	26,352
Mark-to-market on residual interests in securitizations	(4,402)	(9,844)	—
Gains on derivative instruments	10,892	2,696	—

Total revenues	22,683	32,690	31,449
Operating expenses	31,712	31,004	20,358

Earnings (loss) before income taxes	$(9,029)	$1,686	$11,091

During the three months ended March 31, 2005, the Company sold approximately $0.5 billion in loans, as compared to $1.6 billion for the three months ended March 31, 2004 and $2.3 billion for the three months ended December 31, 2004. As a result of the decline in loan sales, gain on sale of loans decreased significantly. The decline in loan sales, and resulting decline in gain on sale, reflects the Company’s near-term intent to use current loan production to build its securitized portfolio of loans held for investment. In addition, during the three months ended March 31, 2005 loan prices offered in the secondary market declined as a result of increasing short-term interest rates and ECC Capital generally obtained lower prices on the type of loans it sold into the secondary market.

The value of ECC Capital’s residual interests in securitizations declined by $4.4 million during the first quarter. This decline reflected increasing short-term interest rates and a higher than anticipated rate of prepayments. Offsetting the decline in the value of the residual interests was an increase in the value of derivative financial instruments used to economically hedge the variability in the cash flows the Company expects to receive from the residuals. The increase in the value of the derivative financial instruments reflected increasing short-term interest rates. The effect of ECC Capital’s economic hedges on the residual interests is illustrated as follows (dollars in thousands):

Decline in value of residuals	$(4,402)
Change in value of derivatives used as an economic hedge of residual cash flows	4,985

Increase in income due to economic hedge	$583

Quarterly Mortgage Loan Originations

Total mortgage loan originations were $2.25 billion in the first quarter of 2005, a 12.3% decrease compared to the fourth quarter of 2004, and a 42.3% increase compared to the first quarter of 2004. Wholesale mortgage loan originations were $2.20 billion in the first quarter of 2005, a 13.4% decrease compared to the fourth quarter of 2004, and a 39.5% increase compared to the first quarter of 2004. The decrease in originations for the first quarter of 2005 compared to the fourth quarter of 2004 was primarily due to seasonal factors. The increase in originations for the first quarter of 2005 compared to the first quarter of 2004 was primarily due to the significant growth in the scope of the Company’s operations.

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ECC Capital Corporation

Retail mortgage loan fundings were $43.7 million in the first quarter of 2005, a 152.6% increase compared to the fourth quarter of 2004. ECC Capital began originating loans through its retail channel in the third quarter of 2004.

A summary of mortgage loan originations is as follows (dollars in thousands):

	Three months ended
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Wholesale	$2,204,497	$2,546,520	$2,726,654	$2,243,062	$1,579,727
Retail	43,706	17,300	1,027	—	—

Total	$2,248,203	$2,563,820	$2,727,681	$2,243,062	$1,579,727

Origination Expenses and Cost to Originate

A reconciliation of operating expenses to total costs to originate is as follows (dollars in thousands):

	Three months ended
	March 31, 2005	December 31, 2004	March 31, 2004
Total operating expenses	$31,712	$31,004	$20,359
Deferred origination costs	18,035	21,019	13,447
Loan servicing costs	(2,716)	(2,138)	(994)

Total general and administrative costs	47,031	49,885	32,812
Premiums paid, net of fees collected	14,981	16,538	10,971

Total costs to originate	$62,012	$66,423	$43,783

Loan originations	$2,248,203	$2,563,820	$1,579,727

Total expenses	1.41%	1.21%	1.29%
Deferred origination costs	0.80%	0.82%	0.85%
Loan servicing costs	-0.12%	-0.08%	-0.06%

Total general and administrative costs	2.09%	1.95%	2.08%
Premiums paid, net of fees collected	0.67%	0.65%	0.69%

	2.76%	2.59%	2.77%

Costs to originate is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. It represents the reported operating expenses, the most directly comparable GAAP measure, of ECC Capital before the deferral of origination costs under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases) plus (i) the direct costs associated with servicing ECC Capital’s portfolio of mortgage loans and (ii) the fees paid to brokers who originated the mortgage loans (net of fees received by ECC Capital). The Company’s ability to spread operating costs over a growing production base should enhance profitability making total costs to originate a useful measure of the efficiency of ECC Capital’s production operations.

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ECC Capital Corporation

ECC Capital’s cost to originate (total dollars) decreased sequentially in the first quarter of 2005 to $62.0 million from $66.4 million in the fourth quarter of 2004 primarily due to a reduction in direct production costs consistent with the quarter-to-quarter decline in loan production. In addition, general and administrative costs were reduced by the receipt of a litigation settlement of approximately $1.6 million. Compared to the year-ago period, cost to originate increased from $43.8 million due to the significant growth ECC Capital experienced over the ensuing year.

Cost to originate as a percentage of total mortgage loan originations increased to 2.76% for the first quarter of 2005 from 2.59% for the fourth quarter of 2004 and decreased from 2.77% for the first quarter of 2004.

Distributions

As previously announced on April 12, 2005, ECC Capital’s Board of Directors declared an initial cash dividend of $0.07 per share. The dividend was paid on May 2, 2005 to stockholders of record on April 25, 2005.

Conference Call

ECC Capital will hold a conference call on Thursday, May 12, 2005 at 5:00 p.m. Eastern Time to discuss its first quarter 2005 results. The conference call may be accessed by dialing 800-240-2134 (domestic) or 303-262-2193 (international). The conference call also will be webcast live on the Internet at www.ecccapital.com. Interested participants should go to ECC Capital’s website at least 15 minutes prior to the start of the call to download any necessary software. An audio replay of the conference call will be available after the call through Thursday, May 19, 2005 by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The replay passcode is 11029066. An audio replay of the webcast will be available on ECC Capital’s website for twelve months.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that originates and invests in residential mortgage loans. Through its wholesale and retail subsidiaries, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital’s principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the interest rate environment, (iii) the stability of residential property values, (iv) the potential effect of new state or federal laws or regulations, (v) the effect of increasing competition in ECC Capital’s sector, (vi) ECC Capital’s ability to implement successfully its growth strategy, (vii) continued availability of credit facilities and access to the securitization markets or other sources of capital,

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ECC Capital Corporation

(viii) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, and (ix) other factors and risks discussed in ECC Capital’s Form 10-K for the year ended December 31, 2004, which has been filed with the Securities and Exchange Commission. You should also be aware that, except as otherwise specified, all information in this news release is as of May 12, 2005. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

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ECC Capital Corporation

ECC Capital Corporation

Balance Sheet

(in thousands, except share and per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash and cash equivalents	$92,117	$22,023
Restricted cash	245,940	2,250
Other receivables	10,574	10,379
Mortgage loans held for sale, net	810,766	911,784
Mortgage loans held for investment, net	1,824,192	—
Accrued mortgage loan interest	12,447	1,581
Residual interests in securitization	15,603	1,917
Residual interests in securitization, pledged as collateral	—	18,250
Prepaid expenses and other assets	30,950	14,576
Equipment and leasehold improvements, net	10,124	8,440
Deferred and prepaid tax	23,779	16,346

Total assets	$3,076,492	$1,007,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse and repurchase facilities	$898,222	$894,307
Advance on uncompleted loan sale	135,915	—
Long-term debt	1,599,317	—
Securities sold under agreements to repurchase	—	3,970
Accounts payable and accrued expenses	38,914	40,131
Income tax payable	—	16,189

Total liabilities	2,672,368	954,597
Commitments and contingencies (Note K)
Stockholders’ equity
Common stock authorized, 100,000,000 shares of $0.001 par value at March 31, 2005 and December 31, 2004; issued and outstanding, 97,452,465 shares at March 31, 2005 and 37,842,733 at December 31, 2004	98	38
Additional paid in capital	369,208	12,358
Accumulated other comprehensive income	242	76
Deferred compensation related to stock options granted	(3,445)	(242)
Retained earnings	38,021	40,719

Total stockholders’ equity	404,124	52,949

Total liabilities and stockholders’ equity	$3,076,492	$1,007,546

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ECC Capital Corporation

ECC Capital Corporation

Statement of Operations

(in thousands, except per share data)

Interest income – Loans held for sale	$13,408	$10,684
Interest income – Loans held for investment	12,063	—

Total interest income	25,471	10,684
Interest expense – Loans held for sale	(7,614)	(5,587)
Interest expense – Loans held for investment	(5,689)	—

Total interest expense	(13,303)	(5,587)
Provision for loan losses – Loans held for investment	2,500	—

Net interest income, after provision for loan losses	9,668	5,097
Gain on sale of loans, net	2,123	27,304
Other income / (expense) – derivatives	10,892	(951)

Total revenues	22,683	31,450
Expenses
Salaries and related expenses	15,124	11,283
Occupancy expense	1,968	1,166
Operating expenses	11,757	6,917
Professional fees	2,863	958
Loss on disposal of assets	—	35

Total expenses	31,712	20,359

Earnings / (loss) before income taxes	(9,029)	11,091
Provision / (benefit) for income taxes	(6,331)	4,549

NET INCOME / (LOSS)	$(2,698)	$6,542

Net income / (loss) per share of common stock
Basic	$(0.04)	$0.28
Diluted	$(0.04)	$0.16

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